                                  SCHEDULE 14C
                                 (Rule 14c-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION
        Information Statement Pursuant to Section 14(c) of the Securities
                              Exchange Act of 1934

Check the appropriate box:

[X]  Preliminary Information Statement   [ ]  Confidential, for Use of the
                                              Commission Only (as permitted by
                                              Rule 14c-5(d)(2))

[ ]  Definitive Information Statement

                         NATIONAL PROPERTY INVESTORS III
                (Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

(1)  Title of each class of securities to which transaction applies:
     ___________________________________________________________________________

(2)  Aggregate number of securities to which transaction applies:
     ___________________________________________________________________________

(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
     ___________________________________________________________________________

(4)  Proposed maximum aggregate value of transaction:
     ___________________________________________________________________________

(5)  Total fee paid:
     ___________________________________________________________________________

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:
     ___________________________________________________________________________

(2)  Form, Schedule or Registration Statement No.:
     ___________________________________________________________________________

(3)  Filing Party:
     ___________________________________________________________________________

(4)  Date Filed:
     ___________________________________________________________________________

                                PRELIMINARY COPY

                         NATIONAL PROPERTY INVESTORS III
                           C/O THE ALTMAN GROUP, INC.
                                1200 WALL STREET
                                    3RD FLOOR
                               LYNDHURST, NJ 07071

                                 (800) 217-9608

                             [_______________], 2005

                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY

Dear Limited Partner:

     The attached Information Statement describes an amendment (the "Amendment") to the Amended and Restated Limited Partnership Agreement (as amended, the "Partnership Agreement") of National Property Investors III, a California limited partnership (your "Partnership"), to extend the term of your Partnership from December 31, 2005 to December 31, 2022.

     On December 14, 2001, your Partnership refinanced its mortgage indebtedness secured by Lakeside Apartments, a 568-unit apartment complex located in Lisle, Illinois which your Partnership owns (the "Property"). The mortgage was refinanced to take advantage of more favorable financing rates and terms. The financing agreement between the Partnership and the lender requires the extension of the Partnership's term beyond the maturity date of the mortgage indebtedness. The Partnership's mortgage indebtedness matures on January 1, 2022. The lender can exercise remedies, which include accelerating the maturity of the mortgage indebtedness and foreclosing on the Property, if the Partnership's term is not extended. If the Partnership does not adopt the Amendment, the Partnership will terminate and dissolve on December 31, 2005 and the managing general partner of the Partnership will promptly liquidate the assets of the Partnership. Although the general partner of the Partnership is not currently attempting to have the Partnership sell Lakeside Apartments, the Partnership has a contract for the sale of one of its properties, Pinetree Apartments. Because the Partnership does not want to sell Lakeside Apartments at this time and because the financing agreement between the Partnership and its lender requires that the term of the Partnership extend beyond the maturity date of the mortgage indebtedness, the Partnership desires to amend the Partnership Agreement to extend the term until December 31, 2022.

     NPI Equity Investments, Inc., the managing general partner of the Partnership (the "General Partner"), has conflicts of interest with respect to the Amendment. Continuation of the Partnership beyond 2005 will result in the General Partner and its affiliates continuing to receive management fees from the Partnership. These fees would not continue to be payable beyond 2005 if the Amendment is not adopted.

     Pursuant to the Partnership Agreement, the consent of the limited partners who own more than 50% of all outstanding units of limited partnership interest in the Partnership ("Units") is required to approve the Amendment. As of _________, 2005, 48,049 Units were issued and outstanding. As of __________, 2005, AIMCO Properties, L.P. ("AIMCO Properties") and its affiliates own 37,253, or approximately 77.53%, of the outstanding Units. As more fully described in the accompanying Information Statement, AIMCO IPLP, L.P. ("AIMCO IPLP"), an affiliate of AIMCO Properties, must vote 21,380 Units owned by it in proportion to the votes cast with respect to Units not subject to this voting restriction. AIMCO Properties and its affiliates have indicated that they will vote their other 15,873 Units, or approximately 33.03%, of the outstanding units, that are not subject to the voting restriction in favor of the Amendment. As a result, AIMCO Properties and its affiliates will vote a total of 28,594.1 Units, or approximately 59.51% of the outstanding Units in favor of the Amendment. Accordingly, approval of the Amendment is assured. We are providing the attached Information Statement in order to notify you of the background and terms of the Amendment.

     The Amendment will become effective when the General Partner executes the Amendment. The General Partner expects that the Amendment will become effective on or about ___________, 2005. There can be no assurance, however, that the Amendment will not become effective sooner or later than such date.

     Questions may be directed to the Information Agent, The Altman Group, Inc., at its address set forth below.

                                         Very truly yours,

                                         NPI EQUITY INVESTMENTS, INC.

                            THE INFORMATION AGENT IS:

                             THE ALTMAN GROUP, INC.

By Mail, Overnight Courier or Hand:   By Facsimile:    For Information please call:
-----------------------------------   --------------   ----------------------------
          1200 Wall Street            (201) 460-0050     TOLL FREE (800) 217-9608
             3rd Floor
        Lyndhurst, NJ 07071

                                PRELIMINARY COPY

                         NATIONAL PROPERTY INVESTORS III
                           C/O THE ALTMAN GROUP, INC.
                                1200 WALL STREET
                                    3RD FLOOR
                               LYNDHURST, NJ 07071
                                 (800) 217-9608

                              INFORMATION STATEMENT

                               ____________, 2005

                      WE ARE NOT ASKING YOU FOR A PROXY AND
                    YOU ARE REQUESTED NOT TO SEND US A PROXY

     This Information Statement is being furnished to the limited partners (the "Limited Partners") of record as of the close of business on __________, 2005 (the "Record Date"), of National Property Investors III, a California limited partnership (the "Partnership"), in connection with an amendment (the "Amendment") to the Partnership's Amended and Restated Limited Partnership Agreement (the "Partnership Agreement") to extend the term of the Partnership from December 31, 2005 to December 31, 2022.

     This Information Statement is first being mailed to Limited Partners on or about ____________, 2005.

     On December 14, 2001, your Partnership refinanced its mortgage indebtedness secured by Lakeside Apartments, a 568-unit apartment complex located in Lisle, Illinois which your Partnership owns (the "Property"). The mortgage was refinanced to take advantage of more favorable financing rates and terms. The financing agreement between the Partnership and the lender requires the extension of the Partnership's term beyond the maturity date of the mortgage indebtedness. The Partnership's mortgage indebtedness matures on January 1, 2022. If the Partnership does not adopt the Amendment, the Partnership will terminate and dissolve on December 31, 2005 and the managing general partner of the Partnership will promptly liquidate the assets of the Partnership. In addition, the lender can exercise remedies if the Partnership's term is not extended.

     Although the general partner of the Partnership is not currently attempting to have the Partnership sell Lakeside Apartments, the Partnership has a contract for the sale of one of its properties, Pinetree Apartments. However, if the Partnership does not adopt the Amendment, the Partnership will liquidate on December 31, 2005 and will attempt to sell its properties in connection with such liquidation. The Amendment will provide the Partnership with additional time to market its properties for sale. The Partnership's term currently expires on December 31, 2005, and the general partner of the Partnership is of the opinion that the Partnership's negotiating leverage will be enhanced, and the net proceeds to the Partnership and the limited partners from the sale of the properties could be increased, if the Partnership has greater flexibility with respect to the timing of the sale of the properties. There can be no assurance, however, that the Partnership's negotiating leverage will in fact be enhanced, or that the net sales proceeds from the sale of the properties will be increased, by an extension of the Partnership's term. Because the Partnership does not want to sell Lakeside Apartments at this time and because the financing agreement between the Partnership and its lender requires that the term of the Partnership extend beyond the maturity date of the mortgage indebtedness, the Partnership desires to amend the Partnership Agreement to extend the term until December 31, 2022.

     NPI Equity Investments, Inc., the managing general partner of the Partnership (the "General Partner"), has conflicts of interest with respect to the Amendment. Continuation of the Partnership beyond 2005 will result in the General Partner and its affiliates continuing to receive management fees from the Partnership. These fees would not continue to be payable beyond 2005 if the Amendment is not adopted.

     Pursuant to the Partnership Agreement, the consent of the limited partners who own more than 50% of all outstanding units of limited partnership interest in the Partnership ("Units") is required to approve the Amendment. As of _____________, 2005, 48,049 Units were issued and outstanding. As of
____________, 2005, AIMCO

Properties, L.P. ("AIMCO Properties") and its affiliates owned 37,253, or approximately 77.53%, of the outstanding Units. As more fully described herein, AIMCO IPLP, L.P. ("AIMCO IPLP"), an affiliate of AIMCO Properties, must vote 21,380 Units owned by it in proportion to the votes cast by other unitholders. AIMCO Properties and its affiliates have indicated that they will vote their other 15,873 Units, or approximately 33.03%, of the outstanding Units, that are not subject to the voting restriction in favor of the Amendment. As a result, AIMCO Properties and its affiliates will vote a total of 28,594.1 Units, or approximately 59.51% of the outstanding Units in favor of the Amendment. Accordingly, approval of the Amendment is assured. We are providing this Information Statement in order to notify you of the background and terms of the Amendment.

     The Amendment will become effective when the General Partner executes the Amendment. The General Partner expects that the Amendment will become effective on or about [___________], 2005. There can be no assurance, however, that the Amendment will not become effective sooner or later than such date.

     Questions may be directed to the Information Agent, The Altman Group, Inc., at 1275 Valley Brook Avenue, Lyndhurst, New Jersey 07071, telephone (800) 217-9608.

                                  RISK FACTORS

     There are risks associated with the Amendment. In addition, the General Partner is an affiliate of Apartment Investment and Management Company, a publicly traded real estate investment trust ("AIMCO"), which, together with its other affiliates, may have interests that conflict with the interests of the Limited Partners. You should consider the following risks carefully:

RISKS OF THE AMENDMENT

     CONTINUATION OF THE PARTNERSHIP; NO DEFINITE TIME FRAME REGARDING SALE OF PROPERTIES. The General Partner is proposing to continue to operate the Partnership until December 31, 2022 and not to attempt to liquidate it at the present time. If the Partnership's term is not extended and the Properties are sold in the near future in connection with the Partnership's liquidation, it is possible that the sale price received for the Properties could be higher than the sale price received at some future time. The Partnership's prospectus, dated October 24, 1979, pursuant to which the Units in your Partnership were sold, indicates that the Partnership was intended to be self-liquidating and that it was anticipated that the Partnership's properties would be sold within five to ten years of acquisition, subject to market conditions. The prospectus also indicated that there could be no assurance that the Partnership would be able to so liquidate and that, unless sooner terminated as provided in the Partnership Agreement, the existence of the Partnership would continue until the year 2005. We do not know when the properties owned by your Partnership may be sold. The market for Units is illiquid, and it may be difficult or impossible to sell your investment in the Partnership in the future. The General Partner continually considers whether a property should be sold or otherwise disposed of after consideration of relevant factors, including prevailing economic conditions, availability of favorable financing and tax considerations, with a view to achieving maximum capital appreciation for the Partnership. In particular, the General Partner considers changes in the local rental market, the potential for appreciation in the value of a property and the tax consequences to you on a sale of property. Although the Partnership has a contract for the sale of Pinetree Apartments, the General Partner does not know when any sale or other disposition of your partnership's properties will occur.

     If the Amendment is approved, you may not be able to exit from the Partnership until a termination of the Partnership in December 31, 2022, or if the termination date is further extended, until that extended date.

     AIMCO PROPERTIES AND ITS AFFILIATES CONTROL YOUR PARTNERSHIP AND THEIR CONTROL MAY INCREASE. Decisions with respect to the day-to-day management of your Partnership, including a refinancing of the Partnership's mortgage indebtedness, are the responsibility of the General Partner. The General Partner is controlled by AIMCO. In addition, affiliates of the General Partner hold 37,253, or approximately 77.53%, of the outstanding Units. Pursuant to the Partnership Agreement, Limited Partners holding a majority of the outstanding Units must approve certain transactions, including certain amendments to the Partnership Agreement and certain sales of all or substantially all of the Partnership's assets. The General Partner and its affiliates can significantly influence, and may have the ability to control under certain circumstances, many voting decisions with respect to the Partnership, including amendments to the Partnership Agreement that could be inconsistent with the desires of other Limited Partners.

     A number of the Units held by affiliates of the General Partner were acquired pursuant to tender offers made by AIMCO or its affiliates. It is possible that AIMCO or its affiliates will acquire additional units of limited partnership interest in the Partnership in exchange for cash or a combination of cash and units in AIMCO Properties, either through private purchases or tender offers. The Amendment provides additional time to AIMCO Properties and its affiliates to purchase additional Units in the future, thereby increasing the influence AIMCO Properties and its affiliates have over the voting decisions of the Partnership. Accordingly, the Amendment may result in increased control of the Partnership by AIMCO Properties and its affiliates.

     AFFILIATES OF THE GENERAL PARTNER WILL CONTINUE TO RECEIVE FEES. Affiliates of the General Partner are entitled to receive 5% of gross receipts from both of the Partnership's properties as compensation for providing property management services. The Partnership paid approximately $162,000 for the six months ended June 30, 2005 and $325,000 and $436,000 for the years ended December 31, 2004 and 2003, respectively, to affiliates of the General Partner.

     Affiliates of the General Partner received reimbursement of accountable administrative expenses of approximately $78,000 for the six months ended June 30, 2005 and $175,000 and $245,000 for the years ended December 31, 2004 and 2003, respectively. The amounts include approximately $7,000, $10,000, and $43,000 of fees related to construction management services provided by an affiliate of the General Partner for the six months ended June 30, 2005 and the years ended December 31, 2004 and 2003, respectively. The fees were calculated based upon a percentage of current year additions to investment properties. At June 30, 2005, approximately $11,000 was owed to an affiliate of the General Partner for unpaid reimbursements.

     Upon the sale of the properties owned by the Partnership, the General Partner will be entitled to an Incentive Compensation Fee equal to a declining percentage of the difference between the total amount distributed to limited partners and the appraised value of their investment at February 1, 1992. The percentage amount to be realized by the General Partner, if any, will be dependent upon the year in which the property is sold. Payment of the Incentive Compensation Fee is subordinated to the receipt by the limited partners of: (a) distributions from capital transaction proceeds of an amount equal to their appraised investment in the Partnership at February 1, 1992, and (b) distributions from all sources (capital transactions as well as cash flow) of an amount equal to six percent (6%) per annum cumulative, non-compounded, on their appraised investment in the Partnership at February 1, 1992. For the year ended December 31, 2004, and in connection with the January 2004 sale of Summerwalk Apartments, an Incentive Compensation Fee of approximately $222,000 was earned and was paid to the Managing General Partner. No Incentive Compensation Fees were paid in the year ended December 31, 2003 and none have been earned to date in 2005. Pursuant to the sale of Pinetree Apartment in accordance with the purchase contract, we estimate an Incentive Compensation Fee of approximately $44,000 to $75,000 will be earned and is expected to be paid from future cash flow or operations.

     For services relating to the administration of the Partnership and operation of the Partnership's properties, the General Partner is entitled to receive payment for non-accountable expenses up to a maximum of $100,000 per year based upon the number of Partnership units sold, subject to certain limitations. There was no such fee for the six months ended June 30, 2005, as no operating distribution was made. The Managing General Partner received approximately $31,000 and $14,000 during the years ended December 31, 2004 and 2003, respectively, in connection with the operating distributions paid to the partners.

     An affiliate of the General Partner made a credit line of up to $300,000 available to the Partnership. During the six months ended June 30, 2005 and the year ended December 31, 2004, the Partnership borrowed approximately $418,000 and $200,000. During the year ended December 31, 2004, the Partnership repaid approximately $108,000 representing the outstanding principal balance which had been previously borrowed under the Partnership revolver and approximately $2,000 of accrued interest. Interest expense during each of the six months ended June 30, 2005 and years ended December 31, 2004 and 2003 amounted to approximately $10,000, $5,000 and $2,000, respectively. These advances bear interest at the prime rate plus 2% (8.25% at June 30, 2005). At June 30, 2005, the total outstanding loans and accrued interest due to an affiliate of the General Partner was approximately $632,000.

     The Partnership insures its properties up to certain limits through coverage provided by AIMCO, an affiliate of the General Partner, which is generally self-insured for a portion of losses and liabilities related to workers' compensation, property casualty and vehicle liability. The Partnership insures its properties above the AIMCO limits through insurance policies obtained by AIMCO from insurers unaffiliated with the General Partner. During the six months ended June 30, 2005 and the years ended December 31, 2004 and 2003, the Partnership was charged by AIMCO and its affiliates approximately $82,000, $91,000 and $104,000, respectively, for insurance coverage and fees associated with policy claims administration.

     The adoption of the Amendment and extension of the Partnership's term will result in similar fees continuing to be paid for a longer period than would be the case if the term of the Partnership expired in 2005. Therefore, the interests of the General Partner and its affiliates in continuing the Partnership may be different than those of any Limited Partners who desire to have the Partnership earlier dissolved and liquidated. See "Security Ownership of Certain Beneficial Owners and Management."

     THERE IS NO ACTIVE TRADING MARKET FOR YOUR UNITS. Although the Units are registered with the Securities and Exchange Commission (the "SEC"), there is no active trading market for the Units. There may be a limited number of prospective buyers for your Units in the future, and you may find it difficult or impossible to liquidate your investment at a price that exceeds the amounts you might receive on the liquidation and dissolution of the Partnership. Although the Partnership has a contract for the sale of Pinetree Apartments, the General Partner cannot predict when any sale or other disposition of the Partnership's properties will occur. If the Amendment is not approved, your Partnership will terminate on December 31, 2005; if the Amendment is approved, you may not be able to exit from the Partnership until December 31, 2022, or if this termination date is further extended, until such extended date.

     YOU MAY BE REQUIRED TO HOLD YOUR UNITS INDEFINITELY. The General Partner is proposing to continue to operate the Partnership until December 31, 2022 and not to attempt to liquidate it at the present time. Although the Partnership has a contract for the sale of Pinetree Apartments, the General Partner does not know when any of your Partnership's properties will be sold or otherwise disposed of. Therefore, there may not be any way to liquidate your investment in the Partnership until the properties are sold and your Partnership is liquidated.

     THE VALUE OF THE PROPERTIES MAY DECLINE, AND YOUR INVESTMENT WILL CONTINUE TO BE AT RISK. Until its properties are sold, the Partnership will continue to bear the investment risk associated with the continued ownership of the properties. The Partnership's future success will depend upon many factors beyond the General Partner's control, including competitive activity, the need for capital expenditures, prevailing economic and market conditions and financial, business and other factors. These factors, and others, may cause the value of the properties and the Partnership to decline.

     YOUR CUMULATIVE RETURNS ACCRUE AT A SIMPLE INTEREST RATE. Pursuant to the Partnership Agreement, each Limited Partner is entitled to certain cumulative returns with respect to distributions resulting from sales, refinancings, and other dispositions of properties and working capital reserves to the extent cash is available for this purpose. Those cumulative returns are not compounded and are computed on a simple interest basis. After the Limited Partners receive their cumulative returns, the General Partner is entitled to special distributions if available. If the Partnership does not adopt the Amendment and liquidates in 2005, Limited Partners may be able to invest the liquidating distributions, if any, in other investments that provide a compounded return on their investment as opposed to the simple interest returns to which they are entitled pursuant to the Partnership Agreement. Although your General Partner regularly evaluates whether your Partnership's properties should be sold and has recently sold one property, if the term of the Partnership is extended, the General Partner may not be required to sell the properties until the end of the extended term, depending on, among other things, the Partnership's financial condition, prevailing conditions in the real estate and capital markets, availability of favorable financing, and tax considerations.

RISKS IF THE AMENDMENT IS NOT ADOPTED

     THE LENDER MAY BE ABLE TO EXERCISE REMEDIES AGAINST THE PARTNERSHIP IF THE AMENDMENT IS NOT ADOPTED. The financing agreements between the Partnership and the lender require the extension of the Partnership's term beyond the maturity date of the mortgage indebtedness. The Partnership's mortgage indebtedness matures on January 1, 2022. The lender can exercise remedies, which include accelerating the maturity of the mortgage indebtedness and foreclosing on Partnership property, if the Partnership's term is not extended.

     THE PARTNERSHIP MAY BE REQUIRED TO WIND UP. If the Amendment is not adopted, the Partnership's term will expire on December 31, 2005. If the Partnership's term expires on December 31, 2005, the Partnership generally will be required to wind up and to dispose of its properties. The General Partner is of the opinion that the Partnership's negotiating leverage will be enhanced, and the net proceeds to the Partnership and the Limited Partners from the sale of the properties could be increased, if the Partnership has greater flexibility with respect to the timing of the sale of the properties. There can be no assurance, however, that the Partnership's negotiating leverage will in fact be enhanced, or that the net sales proceeds from the sale of the properties will be increased, by an extension of the Partnership's term.

     YOU ARE LIKELY TO RECOGNIZE GAIN ON A DISPOSITION OF THE PROPERTIES, INCLUDING BY FORECLOSURE. Any sale, exchange or other disposition of any property by the Partnership, including by foreclosure, would likely result in the recognition of gain or loss by the Partnership equal to the difference between (i) the amount realized for the property and (ii) the Partnership's tax basis (which has been reduced because of prior years' depreciation deductions) in the property. The amount realized for each property would be the selling price for that property, less any expenses of sale, plus any liabilities assumed by the purchaser of the property or liabilities that the purchaser takes the property subject to. Any taxable gain or loss will pass through to the partners of the Partnership. A partner also will recognize gain or loss on the liquidation of its interest in the Partnership to the extent of the difference between: (i) the sum of the amount of cash (including a deemed distribution of cash equal to the partner's share, under applicable tax principles, of the liabilities of the Partnership) and other property distributed to the partner by the Partnership; and (ii) the partner's adjusted basis in his or her Partnership interest after adjustment for such partner's share of any gain or loss from the Partnership. See "Material U.S. Federal Income Tax Consequences" below. Even if the Amendment is adopted, the tax consequences described in this paragraph would likely result on a disposition of any property, including by foreclosure. However, if the Amendment is adopted, the disposition of properties, and therefore the taxable events, may take place in a later taxable year than if the Amendment is not adopted. However, there is no guarantee that the tax consequences will be deferred if the Amendment is adopted.

     DISTRIBUTIONS FROM YOUR PARTNERSHIP MAY NOT BE SUFFICIENT TO COVER CURRENT TAX LIABILITIES OF THE PARTNERS. As noted above, if a property is sold or lost through the exercise of remedies by the lender, the Partnership will recognize taxable income from the disposition of the property equal to the difference between the proceeds, if any, and the Partnership's basis in the property. Depending on the purchase price and related sales costs, a partner's tax liability could be greater than the funds, if any, it receives from the Partnership. Because the amount realized includes liabilities assumed by the purchaser of the property, or liabilities that the purchaser takes the property subject to, there may be a significant tax liability in excess of the funds available on a sale. Similarly, on a foreclosure, the amount realized would generally include the full amount of the debt. In addition, the Partnership may also recognize taxable income due to cancellation of indebtedness, which also may create a significant risk of a tax liability in excess of the funds available. Any taxable income would be allocated to partners. A partner also will recognize gain or loss on the liquidation of its interest in the Partnership to the extent of the difference between: (i) the sum of the amount of cash (including a deemed distribution of cash equal to the partner's share, under applicable tax principles, of the liabilities of the Partnership) and other property distributed to the partner by the Partnership; and (ii) the partner's adjusted basis in his or her Partnership interest after adjustment for such partner's share of any gain or loss from the Partnership. As noted above, the tax consequences of disposing of property would likely result at some time regardless of whether the Amendment is adopted, but may result earlier if the Amendment is not adopted.

                                  THE AMENDMENT

The Amendment amends and restates Article 4 of the Partnership Agreement in its entirety as follows:

     "The Partnership will have a term commencing on the date of filing of the certificate of limited partnership and continuing until December 31, 2022, unless previously terminated in accordance with the provisions of the Partnership Agreement."

EFFECTIVENESS

     The Amendment will become effective when the General Partner executes the Amendment. The General Partner expects that the Amendment will become effective on or about [__________], 2005. There can be no assurance, however, that the Amendment will not become effective sooner or later than such date.

REASONS FOR THE AMENDMENT

     On December 14, 2001, your Partnership refinanced its mortgage indebtedness secured by the Property. The mortgage was refinanced to take advantage of more favorable financing rates and terms. The financing agreement between the Partnership and the lender requires the extension of the Partnership's term beyond the maturity date of the mortgage indebtedness. The Partnership's mortgage indebtedness matures on January 1, 2022. If the Partnership does not adopt the Amendment, the Partnership will terminate and dissolve on December 31, 2005 and the managing general partner of the Partnership will promptly liquidate the assets of the Partnership. In addition, the lender can exercise remedies, which include accelerating the maturity of the mortgage indebtedness and foreclosing on the Property, if the Partnership's term is not extended. Although the general partner of the Partnership is not currently attempting to have the Partnership sell Lakeside Apartments, the Partnership has a contract for the sale of one of its properties, Pinetree Apartments. Because the Partnership does not want to sell Lakeside Apartments at this time and because the financing agreement between the Partnership and its lender requires that the term of the Partnership extend beyond the maturity date of the mortgage indebtedness, the Partnership desires to amend the Partnership Agreement to extend the term until December 31, 2022.

ALTERNATIVES TO THE AMENDMENT

     At the current time, an alternative to extending the Partnership's term as required by the financing agreement is to allow the Partnership to default on the existing mortgage and to allow the holder of such debt to foreclose on the Property. However, such a disposition of the Property by the Partnership would likely result in (1) lesser net proceeds than might be received following an orderly sale of the Property in a more advantageous climate for the disposition of real estate such as the Property and (2) the recognition of gain or loss by the Partnership equal to the difference between (i) the amount realized for the Property and (ii) the Partnership's tax basis (which has been reduced because of prior years' depreciation deductions) in the Property. The amount realized for the Property would be the amount of the outstanding indebtedness secured by the Property, less any expenses of sale, plus any liabilities assumed by the purchaser of the Property or liabilities that the purchaser takes the Property subject to. Any taxable gain or loss would pass through to the partners of the Partnership.

ALTERNATIVES TO THE REFINANCING

     At the time of the refinancing of the Property in 2001, the Partnership's then-existing mortgage indebtedness was scheduled to mature in 2003. At the time the refinancing was considered, the Partnership's then-existing mortgage indebtedness could be refinanced at a lower rate than such existing indebtedness, but only on terms and conditions that included extending the Partnership's term beyond the maturity date of the new mortgage indebtedness. The mortgage was refinanced to take advantage of more favorable financing rates and terms. At that time, the General Partner discussed with the lender the terms of the financing agreement, including the requirement to extend the Partnership's term. Alternatively, the General Partner could have negotiated a shorter loan term such that the maturity of the mortgage indebtedness would occur prior to the expiration of the Partnership's term. The General Partner was of the opinion that refinancing with such a loan term could have resulted in more frequent refinancings, resulting in repeated unnecessary refinancing costs and potentially higher interest costs to the Partnership.

                              CONFLICTS OF INTEREST

     The General Partner is an affiliate of AIMCO. AIMCO and its affiliates, including the General Partner, may have interests that conflict with the interests of the Limited Partners.

     Affiliates of the General Partner Will Continue to Receive Fees. Affiliates of the General Partner are entitled to receive 5% of gross receipts from both of the Partnership's properties as compensation for providing property management services. The Partnership paid approximately $162,000 for the six months ended June 30, 2005 and $325,000 and $436,000 for the years ended December 31, 2004 and 2003, respectively, to affiliates of the General Partner.

     Affiliates of the General Partner received reimbursement of accountable administrative expenses of approximately $78,000 for the six months ended June 30, 2005 and $175,000 and $245,000 for the years ended December 31, 2004 and 2003, respectively. The amounts include approximately $7,000, $10,000, and $43,000 of fees related to construction management services provided by an affiliate of the General Partner for the six months ended June 30, 2005 and the years ended December 31, 2004 and 2003, respectively. The fees were calculated based upon a percentage of current year additions to investment properties. At June 30, 2005, approximately $11,000 was owed to an affiliate of the General Partner for unpaid reimbursements.

     Upon the sale of the properties owned by the Partnership, the General Partner will be entitled to an Incentive Compensation Fee equal to a declining percentage of the difference between the total amount distributed to limited partners and the appraised value of their investment at February 1, 1992. The percentage amount to be realized by the General Partner, if any, will be dependent upon the year in which the property is sold. Payment of the Incentive Compensation Fee is subordinated to the receipt by the limited partners of: (a) distributions from capital transaction proceeds of an amount equal to their appraised investment in the Partnership at February 1, 1992, and (b) distributions from all sources (capital transactions as well as cash flow) of an amount equal to six percent (6%) per annum cumulative, non-compounded, on their appraised investment in the Partnership at February 1, 1992. For the year ended December 31, 2004, and in connection with the January 2004 sale of Summerwalk Apartments, an Incentive Compensation Fee of approximately $222,000 was earned and was paid to the Managing General Partner. No Incentive Compensation Fees were paid in the year ended December 31, 2003 and none have been earned to date in 2005. Pursuant to the sale of Pinetree Apartment in accordance with the purchase contract, we estimate an Incentive Compensation Fee of approximately $44,000 to $75,000 will be earned and is expected to be paid from future cash flow or operations.

     For services relating to the administration of the Partnership and operation of the Partnership's properties, the General Partner is entitled to receive payment for non-accountable expenses up to a maximum of $100,000 per year based upon the number of Partnership units sold, subject to certain limitations. There was no such fee for the six months ended June 30, 2005, as no operating distribution was made. The Managing General Partner received approximately $31,000 and $14,000 during the years ended December 31, 2004 and 2003, respectively, in connection with the operating distributions paid to the partners.

     An affiliate of the General Partner made a credit line of up to $300,000 available to the Partnership. During the six months ended June 30, 2005 and the year ended December 31, 2004, the Partnership borrowed approximately $418,000 and $200,000. During the year ended December 31, 2004, the Partnership repaid approximately $108,000 representing the outstanding principal balance which had been previously borrowed under the Partnership revolver and approximately $2,000 of accrued interest. Interest expense during each of the six months ended June 30, 2005 and years ended December 31, 2004 and 2003 amounted to approximately $10,000, $5,000 and $2,000, respectively. These advances bear interest at the prime rate plus 2% (8.25% at June 30, 2005). At June 30, 2005, the total outstanding loans and accrued interest due to an affiliate of the General Partner was approximately $632,000

     The Partnership insures its properties up to certain limits through coverage provided by AIMCO, an affiliate of the General Partner, which is generally self-insured for a portion of losses and liabilities related to workers' compensation, property casualty and vehicle liability. The Partnership insures its properties above the AIMCO limits through insurance policies obtained by AIMCO from insurers unaffiliated with the General Partner. During the six months ended June 30, 2005 and the years ended December 31, 2004 and 2003, the Partnership was charged by AIMCO and its affiliates approximately $82,000, $91,000 and $104,000, respectively, for insurance coverage and fees associated with policy claims administration.

     The adoption of the Amendment and extension of the Partnership's term will result in similar fees continuing to be paid for a longer period than would be the case if the term of the Partnership expired in 2005. Therefore, the interests of the General Partner and its affiliates in continuing the Partnership may be different than those of any Limited Partners who desire to have the Partnership earlier dissolved and liquidated. See "Security Ownership of Certain Beneficial Owners and Management."

     AIMCO Properties May Buy Units in Future Tender Offers. AIMCO Properties and its affiliates hold 37,253, or approximately 77.53%, of the outstanding Units. A number of these Units were acquired pursuant to tender offers made by AIMCO or its affiliates. The Amendment provides additional time to AIMCO Properties and its affiliates to purchase additional Units in the future, thereby increasing the influence AIMCO Properties and its affiliates have over the voting decisions of the Partnership. Accordingly, the Amendment may result in increased control of the Partnership by AIMCO Properties and its affiliates.

                               NO APPRAISAL RIGHTS

     Limited Partners are not entitled to dissenters' appraisal rights under California law or the Partnership Agreement in connection with the Amendment.

                       INFORMATION ABOUT YOUR PARTNERSHIP

     GENERAL. Your Partnership was organized under the laws of the State of California on February 1, 1979 for the purpose of acquiring, managing, and ultimately selling income-producing real properties. The managing general partner of your Partnership is NPI Equity Investments, Inc., a Florida corporation, and a wholly-owned subsidiary of AIMCO, a publicly traded real estate investment trust. The Partnership's principal executive offices are located at 55 Beattie Place, P.O. Box 1089, Greenville, South Carolina 29602, and its telephone number is (864) 239-1000.

     The Partnership does not have any employees and depends on the General Partner and its affiliates for the management and administration of all Partnership activities.

     APPRAISALS. As part of the settlement of a class and derivative litigation entitled Nuanes et al. v. Insignia Financial Group, Inc. et al. and Heller v. Insignia Financial Group, Inc., et al. filed by limited partners in your partnership and others, the Partnership's Properties were appraised in 2003 by American Appraisal Associates, Inc. ("AAA"), an independent appraiser appointed by the court. AAA has represented that its report was prepared in conformity with the Uniform Standards of Professional Appraisal Practice and the Code of Professional Ethics and Standards of Professional Practice of the Appraisal Institute. AAA was furnished with all of the necessary information requested by AAA in connection with the appraisal.

     According to the appraiser's report, the scope of the appraisal included an inspection of the properties and an analysis of the surrounding market. In addition, the appraiser reviewed the historical operating statements for the Properties and the operating budget for 2003, as prepared by the Partnership. AAA relied principally on the income capitalization approach to valuation and secondarily on the sales comparison approach. Although the sales comparison approach is considered a reliable method for valuing property, the income capitalization approach is the primary approach used for valuing income producing property, such as the Partnership's Properties.

     Based on the values determined under the valuation approaches described below, the appraiser determined the estimated market value of the fee simple estate for the Properties. The appraiser concluded that the total appraised value of the Partnership's Properties is $47,900,000. The appraised value of Pine Tree Apartments is $5,100,000 and the appraised value of Lakeside Apartments is $42,800,000.

     Under the sales comparison approach, the appraiser utilized the following methods to derive a value for your partnership's Properties: (1) price per unit analysis; (2) net operating income analysis; and (3) effective gross income analysis. Based on these valuation methods under the sales comparison approach, the appraiser estimated the total value of the Partnership's Properties is $47,900,000. The appraised value of Pine Tree Apartments is $5,200,000 and the appraised value of Lakeside Apartments is $42,700,000.

     Under the income capitalization approach, the appraiser performed a direct capitalization analysis and a discounted cash flow analysis to derive a value for the Properties. The direct capitalization analysis determines the value of a property by applying a capitalization rate that takes into account all of the factors influencing the value of such property to the net operating income of such property for a single year. The discounted cash flow analysis determines the value of a property by discounting to present value the estimated operating cash flow of such property and the estimated proceeds of a hypothetical sale of such property at the end of an assumed holding period. Based on these analyses under the income capitalization approach, the appraiser estimated the total value of the Partnership's Properties is $47,800,000. The appraised value of Pine Tree Apartments is $5,000,000 and the appraised value of Lakeside Apartments is $42,800,000.

     ADDITIONAL INFORMATION. Your Partnership, AIMCO and AIMCO Properties are subject to the information and reporting requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, file reports and other information with the SEC relating to the business, financial condition and other matters of each of the foregoing entities. Such reports and other information may be inspected at the public reference facility maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates. The SEC also maintains a site on the world wide web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

                  MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

     The following summary of the material U.S. Federal income tax consequences is based upon current U.S. Federal tax law which is subject to change, possibly with retroactive effect. This summary is for general information only and does not address all aspects of U.S. Federal income taxation that may be relevant in the particular circumstances of each Limited Partner or to Limited Partners subject to special treatment under the Internal Revenue Code (the "Code"). In addition, this summary does not address any state, local or foreign tax consequences.

     There will be no Federal or state income tax consequences resulting solely from the approval of the Amendment. If the Partnership is required to sell the Property, or the lender forecloses on the Property, the Partnership likely would recognize gain or loss, which would pass through to the partners of the Partnership.

     TAX CONSEQUENCES OF SALE OF PARTNERSHIP PROPERTY OR FORECLOSURE. The description set forth below is a general description of the tax consequences that a partner of the Partnership may incur as a result of a sale of any of the property or a foreclosure by the lender in the future, assuming that the applicable tax rates and tax laws remain unchanged from those in existence for the 2005 tax year. Each partner should consult with his or her own tax advisor to determine his or her particular tax consequences.

     A sale, exchange or other disposition of any property by the Partnership would likely result in the recognition of gain or loss by the Partnership equal to the difference between (i) the amount realized for the property and (ii) the Partnership's tax basis (which has been reduced because of prior years' depreciation deductions) in the property. The amount realized for the property would be the selling price for the property, less any expenses of sale, plus any liabilities assumed by the purchaser of the property or liabilities that the purchaser takes the property subject to. In addition, the Partnership may recognize cancellation of indebtedness income to the extent it is unable to satisfy other Partnership indebtedness that is not assumed by the purchaser of the property. Any taxable gain or loss and cancellation of indebtedness income will pass through to the partners of the Partnership.

     Any gain or loss recognized as a result of the transfer of any property may be characterized for taxation purposes as ordinary or capital, or a combination of both. To the extent that any part of a property being sold consists of depreciable personal property under Code Section 1245 or depreciable real property under Code Section

1250, some or all gain on a transfer of such property may be treated as ordinary income. Some portion of any capital gain recognized on the property may be considered "unrecaptured section 1250 gain" that is taxable at a maximum Federal individual rate of 25%. Generally, the unrecaptured section 1250 gain tax rate applies only to individuals and certain other noncorporate taxpayers. Gain in excess of Code Section 1245 and Code Section 1250 gain and unrecaptured section 1250 gain generally will be taxed as Code Section 1231 gain, which may be taxed at capital gain rates (currently, the maximum capital gains tax rate applicable to individuals and certain other noncorporate taxpayers is 15%) depending upon your individual tax circumstances. Any loss from a disposition of the property may be characterized as ordinary loss, subject to certain rules that may require a partner to re-characterize the loss as capital loss. Any cancellation of indebtedness income would be taxable as ordinary income at a maximum Federal individual rate of 35.0%. The rates set forth above are the Federal tax rates that currently are in effect for 2005.

     The proceeds available for distribution to the partners of the Partnership in the event of a sale of the property or a foreclosure by the lender may be less than any tax liabilities resulting from such sale or foreclosure. Any taxable income would be allocated to partners. Accordingly, a Limited Partner may need to use funds from other sources to satisfy any such tax liabilities. Because the amount realized on a sale includes liabilities assumed by the purchaser of the Property, or liabilities that the purchaser takes the Property subject to, there may be a significant tax liability in excess of the funds available. Similarly, on a foreclosure the amount realized would generally include the full amount of the debt. In addition, the Partnership may also recognize taxable income due to cancellation of indebtedness, which also may create a significant risk of a tax liability in excess of the funds available. Any taxable income would be allocated to partners. As noted above, the tax consequences of disposing of property would likely result at some time regardless of whether the Amendment is adopted, but may result earlier if the Amendment is not adopted.

     A partner also will recognize gain or loss on the liquidation of its interest in the Partnership to the extent of the difference between: (i) the sum of the amount of cash (including a deemed distribution of cash equal to the partner's share, under applicable tax principles, of the liabilities of the Partnership) and other property distributed to the partner by the Partnership; and (ii) the partner's adjusted basis in his or her Partnership interest after adjustment for such partner's share of any gain or loss from the Partnership.

     If a partner possesses suspended tax losses, tax credits, or other items of tax benefit, a partner may be able to use such items to reduce any tax liability that arises with respect to the sale of the property or a foreclosure by the lenders, and the liquidation of the partner's interest in the Partnership.

THE TAX CONSEQUENCES TO A PARTICULAR PARTNER ARE DEPENDENT IN PART ON FACTS THAT ARE UNIQUE TO EACH PARTNER. EACH PARTNER IS URGED TO CONSULT HIS OR HER TAX ADVISORS AS TO THE EXACT CONSEQUENCES TO HIM OR HER OF SUCH ACTIONS, INCLUDING THE APPLICATION OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     Except as noted below, no person or entity was known by the General Partner to be the beneficial owner of more than 5% of the Units of the Partnership as of ____________, 2005.

ENTITY                       NUMBER OF UNITS   PERCENT OF CLASS
------                       ---------------   ----------------
AIMCO IPLP, L.P.
(formerly known as
Insignia Properties, L.P.)        21,566            44.88%

AIMCO Properties, L.P.            15,687            32.65%

     AIMCO IPLP, L.P. is indirectly owned by AIMCO. Its business address is 55 Beattie Place, Greenville, South Carolina 29602.

     AIMCO Properties, L.P. is controlled by AIMCO through AIMCO's direct subsidiaries. Its principal executive offices are located at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237, and its telephone number is
(303) 757-8101.

                              NO CONSENTS REQUIRED

     The Partnership has fixed _____________, 2005 as the Record Date for determining Limited Partners entitled to notice of the Amendment.

     Pursuant to the Partnership Agreement, approval of the Amendment requires the consent of Limited Partners who own more than 50% of the Partnership's outstanding Units. As of the Record Date, 48,049 Units were issued and outstanding. As of __________, 2005, AIMCO Properties and its affiliates own 37,253, or approximately 77.53%, of the outstanding Units. With respect to 21,380 Units, or approximately 44.49%, of the outstanding Units, AIMCO IPLP, L.P. must vote such Units (i) against any increase in compensation payable to the General Partner and any of its affiliates and (ii) with respect to any proposal made by the General Partner or any of its affiliates, in proportion to votes cast by other unitholders, and such affiliate will vote those Units accordingly. AIMCO Properties and its affiliates have indicated that they will vote their other 15,873 Units, or approximately 33.03%%, of the outstanding Units, that are not subject to the voting restriction in favor of the Amendment. As a result, AIMCO Properties and its affiliates will vote a total of 28,594.10 Units, or approximately 59.51% of the outstanding Units in favor of the Amendment. Accordingly, approval of the Amendment is assured. We are providing this Information Statement in order to notify you of the background and terms of the Amendment.

     The date on which such votes will be counted will be [________], 2005.

                                    EXPENSES

     The cost of preparing, assembling, printing and mailing this Information Statement will be borne by the Partnership. The fees and expenses of the Information Agent are expected to be $5,000 and will be borne by the Partnership.

                         NATIONAL PROPERTY INVESTORS III

                            THE INFORMATION AGENT IS:

                             THE ALTMAN GROUP, INC.

By Mail, Overnight Courier or Hand:    By Facsimile:   For Information please call:
-----------------------------------   --------------   ----------------------------
          1200 Wall Street            (201) 460-0050     TOLL FREE (800) 217-9608
             3rd Floor
        Lyndhurst, NJ 07071